Exhibit 10.41
RCN CORPORATION
Restricted Stock Unit Award
AWARD AGREEMENT, dated as of September 28, 2009, between RCN Corporation, a Delaware corporation (the “Company”), and José A. Cecin, Jr. (the “Participant”). This Award is granted by the Compensation Committee of the Board of Directors of the Company (the “Committee”) pursuant to the terms of the RCN Corporation 2005 Stock Compensation Plan (the “Plan”). The applicable terms of the Plan are incorporated herein by reference, including the definitions of terms contained therein.
Section 1. RSU Award. The Company hereby grants to the Participant, on the terms and conditions set forth herein, an Award of 125,000 Restricted Stock Units (“RSUs”). The Award shall constitute an RSU Award under Article 6 of the Plan. The RSUs are notional units of measurement denominated in Shares of the Company (i.e. one RSU is equivalent in value to one Share, subject to the terms hereof). The RSUs represent an unfunded, unsecured obligation of the Company.
Section 2. Vesting Requirements. The number of shares represented by the RSU Award as determined in accordance with Section 1 shall become vested in three equal installments as to an equal or approximately equal number of Time-Based RSUs and Performance-Based RSUs on each of the dates specified below (i.e. approximately 1/3 of the Time-Based RSUs and 1/3 of the Performance-Based RSUs would vest on each such date), subject in the case of Performance-Based RSUs to the achievement of the performance requirements, as set forth in Appendix A, and in the case of all RSUs the Participant’s continued service with the Company or Subsidiary through each such vesting date, as follows:

September 28, 2010:	1/3 of Award
September 28, 2011:	1/3 of Award
September 28, 2012:	1/3 of Award
If the performance and service requirements are not satisfied as to any portion of the RSU Award, the applicable unvested RSUs shall be immediately forfeited. All RSUs for which all of the requirements of this Section 2 have been satisfied shall become vested and shall thereafter be payable in accordance with Section 5 hereof.
Section 3. Accelerated Vesting. Notwithstanding the otherwise applicable terms hereof, the RSU Award shall become fully vested and payable in accordance with Section 5 hereof upon (i) the date of termination of the Participant’s employment without “Cause” (as defined below) within 12 months following the occurrence of a Change in Control of the Company or (ii) the date of the Participant’s death or disability (within the meaning of Section 409A of the Code). In addition, if the Participant is employed pursuant to an employment agreement with the Company or is a participant in the Company’s Amended and Restated Change in Control Severance Plan (or any successor thereto or other severance plan), any provisions of such agreement or plan relating to this RSU Award, including, without limitation, any provisions regarding acceleration of vesting and/or payment of this Award in the event of termination of employment, shall be fully applicable and supersede any conflicting provisions hereof.
For the purposes of this Award Agreement, “Cause” shall mean a Participant’s repeated failure to perform the Participant’s material duties as assigned, a Participant’s engagement in willful or intentional materially injurious acts, continual or repeated absence (unless due to illness or disability), a Participant’s use of illegal drugs or impairment due to other substances, a Participant’s conviction of any felony, an act of gross misconduct, fraud, embezzlement or theft or a Participant’s violation of a material policy of the Company. In order to terminate a Participant for “Cause”, the Company shall first give a Participant written notice stating with specificity the reason for termination (“breach”) and, if such breach is susceptible of cure or remedy, the Participant shall be given a period of 10 days after the giving of such notice to fully remedy or cure such breach. The Company may terminate a Participant for “Cause” at the end of such 10-day period if the breach is not fully remedied at that time. Notwithstanding the foregoing, the Company need not provide a Participant with an opportunity to cure any acts of theft of cash or significant property of the Company, fraud or embezzlement.
Section 4. Dividend Equivalents. Subject to Section 10 hereof, any cash dividends paid with respect to the Shares to the Company’s shareholders shall be credited on account of the Participant in the equivalent dollar amount that would be paid as a dividend on the number of Shares subject to the RSU Award that are outstanding as of the record date for such dividend (“Dividend Equivalents”). The Dividend Equivalents shall be subject to vesting on the same basis as the underlying RSUs to which the Dividend Equivalent relates, and shall be paid to the Participant in cash at the same time as the underlying RSUs in accordance with Section 5 hereof.
Section 5. Payment of Award. Payment of vested RSUs (and any Dividend Equivalents relating to such vested RSUs) shall be made within 15 days following the applicable vesting date as set forth in Section 2 or 3 hereof. The RSUs shall be paid in Shares and shall be paid to the Participant after deduction of applicable minimum statutory withholding taxes.
Section 6. Section 409A Compliance. It is intended that the terms of this RSU Award will comply with Section 409A of the Code to the extent applicable, and will be interpreted and construed in a manner consistent with such intent. Any payment under the RSU Award that is to be made hereunder as a result of the Participant’s termination of employment or other service must satisfy the requirements for a “separation from service” within the meaning of Section 409A of the Code. If the Participant is treated as a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code) as of the date of any payment under the RSU Award upon such separation from service, then, to the extent required, the commencement of any payment shall be delayed until the date that is six (6) months following the date of such separation from service.
Section 7. Restrictions on Transfer. Except as provided in Section 10.6 of the Plan, neither this RSU Award nor any RSUs covered hereby may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, other than to Company as a result of forfeiture of the RSUs as provided herein.
Section 8. No Voting Rights. The RSUs granted pursuant to this Award, whether or not vested, will not confer any voting rights upon the Participant, unless and until the Award is paid in Shares.

Section 9. Award Subject to Plans. This RSU Award is subject to the terms of the Plan, the terms and provisions of which are hereby incorporated by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail.
Section 10. Changes for Corporate Events. The RSUs under this RSU Award shall be subject to the provisions of Section 10.13 of the Plan relating to adjustments by the Board as a result of certain Corporate Events.
Section 11. Governing Law. This Award Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

RCN CORPORATION
By:
Name:
Title:

PARTICIPANT

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